Exhibit 10.25

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SELECTED PRODUCT LICENSE AGREEMENT (CD5)

THIS SELECTED PRODUCT LICENSE AGREEMENT (the “Agreement”) is made and entered into as of December 20, 2022 (the “Effective Date”) by and between ARTIVA BIOTHERAPEUTICS, INC., a Delaware corporation (“Artiva”), having a place of business at 5505 Morehouse Drive, Suite 100, San Diego, CA 92121, USA, and GC CELL CORPORATION, a Korean corporation (“GCC” or “GCLC”), with its principal place of business at 107, Ihyeon-ro 30 beon-gil, Giheung-gu, Yongin-si, Gyeonggi-do, 16924, Republic of Korea. Artiva and GCC are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. The Parties have previously entered into that certain Option and License Agreement, dated as of September 4, 2019, as amended on June 23, 2020, and February 3, 2022 (as may be further amended, the “Option Agreement”), pursuant to which, among other things, GCC has granted to Artiva an exclusive option to obtain an exclusive license under Selected Product Technology to develop, manufacture and commercialize Selected Products in the Field in the Territory (each term as defined in the Option Agreement) (the “Option”).

B. Artiva has exercised its Option with respect to the Product in accordance with the terms and conditions of the Option Agreement, and GCC has granted to Artiva the Selected Product License (as defined in the Option Agreement) as to the Product.

C. In accordance with Section 5.3 of the Option Agreement, the Parties desire to enter into this Agreement to set forth additional terms and conditions of the Selected Product License as to the Product.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement. Capitalized terms used in this Agreement but not otherwise defined herein shall have such meanings ascribed to them in the Option Agreement.

1.1 “Combination Product” means any combination of the Product with one (1) or more other active ingredients, products or services that is not the Product, where such products are sold either as a fixed dose/unit or as separate doses/units in a single package for a single price.

1.2 “Development Cost Share” means [***] of the sum of the Direct Costs (a) incurred by GCC in relation to Preclinical Studies and the Korean Phase 1a/1b Trial, with no additional mark-up or margin by GCC, and (b) incurred by Artiva in relation to preclinical or clinical studies or activities in order to file a U.S. IND with no additional mark-up or margin by Artiva.

1.3 “Direct Costs” means reasonable and documented direct costs reasonably necessary and identifiable to the performance of the Development Plan, including direct costs paid to consultants, independent contractors and Third Party service providers to the extent allowed under the Development Plan, and direct costs of manufacturing, supplies, equipment and materials and related expenditures for production of the Product. For clarity, “Direct Costs” do not include payments for a Party’s or its Affiliates’ employee salaries, benefits, utilities, travel expenses, general office supplies, insurance, information technology or capital expenditures, any administrative costs in the Parties’ respective territories such as the cost for the IND application fee.

1.4 “Existing Third Party Agreements” means the following Agreements to which GCC is a party with the following Third Parties that relate to NK Cells, Licensed Products or Information or Patents related to NK Cells or Licensed Products: [***].

1.5 “GCC Subsidiary” means any Affiliate of GCC that is directly controlled by GCC, or over which GCC has the power to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract.

1.6 “IND” shall mean an investigational new drug application, clinical trial application, clinical trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312.

1.7 “IND Acceptance” means (a) with respect to an IND for a Product filed with the FDA, either (i) a “may proceed” letter from the FDA in writing in response to a dossier submitted to the FDA; or (ii) expiration of the thirty (30) day period following the date of submission of an IND without receipt of notice from the FDA within such time period that the IND is subject to a clinical hold, whichever event ((i) or (ii)) occurs first, or (b) equivalent authorization to proceed with respect to an IND filed with or submitted to any Regulatory Authority outside the United States.

1.8 “Indication” means a human disease, disorder or medical condition that is [***].

1.9 “Initiation” of a clinical trial means the first dosing of the first subject enrolled in such clinical trial.

1.10 “Net Sales” means, with respect to a given period of time, the gross amount invoiced by Artiva and its Affiliates and Sublicensees (each, a “Selling Party”) to Third Party (other than any Selling Party) purchasers for the sale or distribution of Products in the Territory, less the following deductions and offsets that are actually incurred, allowed, accrued, paid or taken and are allocated with respect to such sale or distribution:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***];

(f) [***]; and

(g) [***].

Such amounts shall be determined in accordance with GAAP.

With respect to (c) above, (i) no deductions will be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections, and (ii) if a Product is distributed at a discounted price that is substantially lower than the customary price charged by Licensee, or distributed for non-cash consideration (whether or not at a discount), Net Sales will be calculated based on the non-discounted amount of the Product charged to an independent Third Party during the same calendar quarter or, in the absence of such sales, on the fair market value of the Product.

Sales of Products by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Transfers or dispositions of Products as free promotional samples in commercially reasonable amounts, consistent with prevailing industry standards, and Products used in research, development or regulatory activities, compassionate use, indigent programs, investigator-initiated trials or on a named patient basis shall be disregarded in determining Net Sales.

If any discounts or other deductions or rebates are made in connection with sales of a Product that is bundled or sold together with other products of the Selling Parties, then the discount, deduction or rebate applied to the Product shall be in commercially reasonable amounts and shall not exceed the discount, deduction or rebate applied to any of the other products of the Selling Parties in such arrangement based upon the respective list prices of the Product and such other products prior to applying the discount, unless Artiva provides evidence reasonably satisfactory to GCC that such difference is commercially reasonable and does not unfairly prejudice the Product in favor of such other products.

For Products which are sold as Combination Products, the Net Sales for such Combination Products shall be adjusted by [***].

1.11 “Phase 2 Clinical Trial” means a study of a Product in human patients designed or intended to determine initial efficacy, pharmacological effect or dose range or regimen, as further defined in 21 C.F.R. 312.21(b), as amended from time to time, or the corresponding regulations in any jurisdiction or country other than the United States, or any amended or successor regulations, to permit the design of further clinical trials, including a human clinical trial that is also designed to satisfy the requirements of 21 C.F.R. 312.21(a) (or corresponding foreign regulations) and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. 312.21(b) (or corresponding foreign regulations) or otherwise to enable a Pivotal Clinical Trial (e.g., a phase 1/2 trial) but only at the time of Initiation of the optimized or expanded portion of such trial.

1.12 “Pivotal Clinical Trial” means a pivotal study in human patients with a defined dose or a set of defined doses of the Product designed or intended to ascertain efficacy and safety of the Product for the purpose of enabling the preparation and forming the primary basis for submission of a BLA for the Product to the competent Regulatory Authority in a country of the Territory, which may be a Phase 3 study as further defined in 21 C.F.R. 312.21(c), as amended from time to time, or a Phase 2 study as further defined in 21 C.F.R. 312.21(b), as amended from time to time, or in each case defined in the corresponding regulations in any jurisdiction or country other than the United States, or any amended or successor regulations.

1.13 “Product” means the Licensed Product described in Exhibit 1.13 and any Combination Product of such Licensed Product.

1.14 “Product Know-How” means all Information Controlled by GCC or any GCC Subsidiary as of the Effective Date or during the Term that relate specifically to the Product or its manufacture or use (and are not otherwise included in GCC Core Technology). Product Know-How excludes any Additional Joint Inventions.

1.15 “Product Patents” means any Patents in the Territory Controlled by GCC or any GCC Subsidiary as of the Effective Date or during the Term that relate specifically to a Product or its manufacture or use (and are not otherwise included in GCC Core Technology). Exhibit 1.15 sets forth the Product Patents existing on the Effective Date. Exhibit 1.15 may be updated from time-to-time during the Term upon the mutual written agreement of the Parties. Product Patents excludes any Additional Joint Patents.

1.16 “Product Technology” means the Product Know-How and Product Patents.

1.17 “Sublicensee” means an Affiliate of Artiva or a Third Party to whom Artiva grants a sublicense under some or all of the rights granted to Artiva pursuant to any Product License, beyond the mere right to purchase Products from or to provide services on behalf of Artiva and its Affiliates. In no event shall GCC or any of its Affiliates be deemed a Sublicensee.

1.18 “Territory” means all countries in the world, excluding Asia, Australia and New Zealand.

1.19 Additional Definitions. Each of the following definitions is set forth in the section of the Agreement indicated below:

Definition	Section
Additional Joint Inventions	5.1
Additional Joint Patents	5.1
Agreement	Preamble
Artiva	Preamble
Artiva Indemnitees	8.1(b)
Claims	8.1(a)
Development Costs	4.2(c)
Development Plan	4.2(a)
Development Records	4.3(c)
Effective Date	Preamble
GCC	Preamble
GCC Indemnitees	8.1(a)
GCC Net Sales	3.2(f)
Indemnified Party	8.1(c)
Indemnifying Party	8.1(c)
Korean Clinical Data	4.3(c)
Korean Phase 1a/1b Development Costs	4.2(c)
Korean Phase 1a/1b Trial	4.3(a)
Notice to Practice	3.1
Parties/Party	Preamble
Preclinical Development Costs	4.2(c)
Preclinical Studies	4.3(a)
Product License	2.1
Product Royalties	3.2(a)
Product Royalty Term	3.2(b)
Protocol	4.4(a)
Selling Party	1.10
Term	6.1
Third Party License	3.2(e)(ii)

2.	LICENSES AND RELATED RIGHTS

2.1 License Grant. Subject to the terms and conditions of this Agreement, GCC hereby grants Artiva during the Term an exclusive (even as to GCC and GCC Subsidiaries), royalty-bearing license, with the right to sublicense through multiple tiers as provided in Section 2.2, under the Product Technology, and GCC’s interest in Additional Joint Inventions and Additional Joint Patents, to research, develop, make, have made, use, offer for sale, sell and import Products in the Field and in the Territory (the “Product License”).

2.2 Sublicensing; Subcontracting. Artiva shall have the right to grant sublicenses of rights granted under the Product License, or subcontract its activities with respect to any Product, to its Affiliates, contractors and any other Third Party, provided that: (a) Artiva shall remain responsible for the performance or failure to perform by any such Affiliate, Sublicensee and subcontractor under their respective sublicensed or subcontracted rights or obligations to the same extent as if such activity were performed (or was failed to be performed) by Artiva; and (b) each such sublicense and subcontract agreement shall be consistent with the terms and conditions of this Agreement. Artiva shall provide GCC with a copy of any sublicense agreement entered into with a Sublicensee, and any amendment thereto, within [***] days of its execution (provided that Artiva may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement). Artiva shall provide GCC with a list of any subcontract agreements entered into with a subcontractor for contract research or contract manufacturing services in a calendar quarter within [***] days of the end of such calendar quarter, and if requested by GCC within [***] days of GCC’s receipt of such list, provide GCC with a copy of any such subcontract agreement (provided that Artiva may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement).

2.3 Reserved Rights. GCC hereby expressly reserves all rights, interests and benefits not expressly granted to Artiva herein, including, without limitation, (a) all rights to practice, and to grant licenses under, the Product Technology and GCC’s interest in Additional Joint Inventions and Additional Joint Patents outside the Territory, and (b) the right to conduct research and development to be conducted by GCC or any GCC Affiliate as contemplated by this Agreement (including without limitation the rights to conduct Preclinical Studies and Korean 1a/1b Trial as set forth in Article 4) and any services or manufacturing agreements entered into between GCC or any GCC Affiliate and Artiva.

2.4 Negative Covenant. Artiva covenants that it will not and will not permit any of its Affiliates, Sublicensees or subcontractors to use or practice any Product Technology or GCC’s interest in Additional Joint Inventions and Additional Joint Patents outside the scope of the Product License. GCC covenants that it will not and will not permit any of its Affiliates, or grant the right to or assist or collaborate with any Third Party, to directly or indirectly during the Term research, develop, make, have made, use, offer for sale, sell and import any Product in the Field in the Territory, except as expressly authorized in this Agreement.

2.5 No Implied Licenses. Except as explicitly set forth in this Agreement, any other Selected Product License Agreement(s) and the Option Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

2.6 Disclosure of Product Know-How. Within [***] days after the Effective Date, GCC shall disclose to Artiva the Product Know-How existing as of the Effective Date. In addition, GCC shall disclose to Artiva any Product Know-How as it pertains specifically to the Product that comes into existence after the Effective Date and was not previously provided to Artiva promptly after the development thereof (and at least every [***] months). During the Term, GCC shall make available to Artiva, on a reasonable consultation basis, such advice of its technical personnel as may be reasonably requested by Artiva in connection with such transfer of Product Know-How.

2.7 Development Option. If GCC desires to pursue development of a Product in combination with an antigen-specific therapy that Artiva has determined not to pursue, the Parties shall discuss in good faith and agree on a co-development arrangement for such Product in combination with an antigen-specific therapy in mutually agreed Indications in the Territory, which shall not overlap with Indications for which Artiva is developing a Product.

3.	COMPENSATION

3.1 Initial Payment. Artiva shall pay to GCC a non-refundable and non-creditable upfront payment in the amount of [***], which shall be due and payable to GCC within [***] days after the Effective Date. If and when Artiva delivers to GCC a written notice that it intends to proceed with clinical development of Product (the “Notice to Practice”), Artiva shall pay to GCC a non-refundable and non-creditable payment in the amount of [***], which shall be due and payable to GCC within [***] days after delivery to GCC of the Notice to Practice.

3.2 Product License Royalty Payments.

(a) Product License Royalty Rates. Artiva shall pay to GCC royalties on Net Sales of Products, the manufacture, use or sale of which are claimed by or use any Product Technology, on a country-by-country and Product-by-Product basis during the Product Royalty Term, as calculated by multiplying the applicable portion of aggregate Net Sales of the Product in the Territory by the corresponding royalty rate, as set forth in the table below, subject to the applicable adjustments in accordance with Section 3.2(e) below (the “Product Royalties”).

Annual Net Sales of the Product in the Territory	Royalty Rate
For that portion of annual aggregate Net Sales of the Product less than or equal to $[***]	[***]%
For that portion of annual aggregate Net Sales of the Product greater than $[***]	[***]%

(b) Product Royalty Term. Royalties payable under Section 3.2(a) shall be payable on a Product-by-Product and country-by-country basis in the Territory during the period commencing on the First Commercial Sale of such Product in such country in the Territory and continuing until the later of (i) expiration of the last-to-expire Valid Claim of the Product Patents and Additional Joint Patents in the country of sale claiming such Product or the manufacture or use of such Product; (ii) expiration of any Regulatory Exclusivity for such Product in such country; and (iii) the tenth (10th) anniversary of the First Commercial Sale of such Product in such country (the “Product Royalty Term”). Following expiration of the Product Royalty Term for any Product in a given country, no further Product Royalties shall be payable for such Product in such country, and the Product License granted to Artiva under Section 2.1 with respect to such Product in such country shall automatically become fully paid-up, perpetual and royalty-free and shall survive any expiration or termination of this Agreement.

(c) Royalty Reports and Payments. Within [***] days following the end of each calendar quarter following the First Commercial Sale of a Product upon which Product Royalties are payable anywhere in the Territory, Artiva shall provide GCC with a report containing the following information for the applicable calendar quarter, on a Product-by-Product and country-by-country basis: (i) Net Sales of such Product in such country; (ii) the basis for any adjustments to royalties due to GCC on account of Net Sales of such Product in such country; (iii) a calculation of the royalty payment due to GCC on account of Net Sales of such Product in such country; and (iv) the exchange rate used in calculating any of the foregoing; provided that the obligations under this Section 3.2(c) may be satisfied by the report due by Artiva to GCC under Section 6.1(c) of the Option Agreement. Concurrent with the delivery of the applicable quarterly report, Artiva shall pay the royalty payment due to GCC pursuant to this Section 3.2 for such calendar quarter.

(d) Existing Third Party Payment Obligations. GCC shall be responsible for any payments to any Affiliates or Third Parties for Patents or Information licensed or acquired by GCC prior to the Effective Date which are included in the Product Technology.

(e) Royalty Adjustments. Product Royalties shall be subject to adjustment as a result of the events set forth below.

(i) No Valid Claim. During any part of the Product Royalty Term for a Product in which there is no Valid Claim of either the GCLC Core Patents or the Product Patents in the country of sale claiming such Product or the manufacture, use or sale of such Product in such country, the Product Royalties shall be reduced by [***], which reduction will be calculated by determining the portion of total Net Sales of the relevant Product in a calendar quarter that is attributable to the country in which such reduction applies, and determining the total Product Royalties for such Product without reduction, and then reducing by [***] the applicable portion (based on Net Sales of such Product in such country as a percentage of total Net Sales of such Product) of total Product Royalties attributable to such Product in such country.

(ii) Third Party Royalty Credit. If Artiva or any of its Affiliates or Sublicensees obtains a license or sublicense from any Third Party under any intellectual property that is necessary in order to manufacture, use, sell, offer for sale or import a Product in the Territory (including any license by a Third Party to Artiva or sublicense by GCC to Artiva described in Section 5.4(e) of the Option Agreement, but excluding any license or sublicense to Artiva under an Existing Third Party Agreement as provided in Section 5.4(d) of the Option Agreement) (each a “Third Party License”), and GCC agrees that such Third Party License is necessary to manufacture, use, sell, offer for sale or import such Product in the Territory, such agreement not to be unreasonably withheld, then Artiva may deduct [***] of any royalty (or comparable payment based on sales of such Product) payable by Artiva or its Affiliate or Sublicensee in any calendar quarter in consideration for such Third Party License from the Product Royalties that would otherwise be due in any calendar quarter for such Product. Any amount paid to such Third Party which is entitled to be deducted under this Section 3.2(e)(ii) but is not deducted as a result of the limitation set forth in Section 3.2(e)(iv) shall be carried over and applied against Product Royalties payable to GCC in respect of such Product in such country in subsequent calendar quarters until the full deduction is taken. In no event may Artiva credit payments under a Third Party License to reduce the Product Royalties with respect to a Product under this Section 3.2(e)(ii) and also to reduce the Core IP Royalties payable with respect to the same Product that is a Licensed Product under the Option Agreement.

(iii) Biosimilar Reduction. If a Biosimilar Product to a Product is sold in any country in the Territory during the Product Royalty Term for such Product and country, the Product Royalties payable with respect to such Product in such country will be reduced by[***] for the remainder of such Product Royalty Term.

(iv) Limitation. The total deductions under Sections 3.2(e)(ii) and (iii) shall not reduce the Product Royalties payable to GCC under Section 3.2 (as reduced under Section 3.2(e)(i), if applicable) with respect to a Product in a given country in any calendar quarter by more than [***]. In no event will the Product Royalties be reduced for any reason whatsoever other than as provided in this Section 3.2(e).

(f) Additional Joint Patent Royalty. GCC shall pay to Artiva a royalty on the GCC Net Sales of each Product, the manufacture, use or sale of which is claimed by or uses any Additional Joint Patent, on a country-by-country and Product-by-Product basis during the Product Royalty Term, where the royalty rate shall be equal to [***] of the Product Royalty payable by Artiva for such Product for Net Sales in the Territory. For purposes of the foregoing, “GCC Net Sales” shall mean [***]. The foregoing royalty shall be payable on a Product-by-Product and country-by-country basis outside the Territory during the period commencing on the First Commercial Sale of such Product in such country outside the Territory and continuing until the end of the Product Royalty Term. If such royalty becomes payable by GCC, such payments shall be made in accordance with Sections 3.2(c), and 3.4 through 3.7 as applied to GCC, mutatis mutandis.

3.3 Milestone Payments.

(a) Development Milestone Payments. Artiva shall make the following non-refundable and non-creditable development milestone payments to GCC within [***] days after the first achievement of each applicable milestone event with respect to a Product by Artiva or its Affiliates or Sublicensees. Each such milestone payment shall be paid only once during the Term, the first time a Product reaches such milestone event and regardless of the number of times such milestone event is reached for a Product and of the number of subsequent Products reaching such milestone event. For clarification, the total milestone payments payable hereunder if all milestone events are achieved is [***].

No.	Milestone Event	Milestone Payment
1	[***]	[***]

2	[***]	[***]

3	[***]	[***]

4	[***]	[***]

5	[***]	[***]

6	[***]	[***]

7	[***]	[***]

8	[***]	[***]

9	[***]	[***]

10	[***]	[***]

11	[***]	[***]

12	[***]	[***]

(b) Sales Milestone Payments. Artiva shall make the following one-time, non-refundable and non-creditable sales milestone payments to GCC when the aggregate annual Net Sales of Products in the Territory first reach the thresholds specified below. Artiva shall notify GCC promptly of the achievement of each such sales threshold. Each sales milestone payment shall be made by Artiva within [***] days after the end of the calendar quarter in which such sales threshold is achieved. To the extent more than one sales threshold is reached in any given calendar year, then the applicable milestone payment for each such achievement shall be due and owing with respect to such calendar year. For clarification, the total milestone payments payable hereunder if all milestone events are achieved is [***].

Milestone	Milestone Payment
Territory-wide Net Sales of Products in a calendar year of at least $[***]	[***]
Territory-wide Net Sales of Products in a calendar year of at least $[***]	[***]
Territory-wide Net Sales of Products in a calendar year of at least $[***]	[***]

3.4 Payment Method; Currency. All payments due under this Agreement to GCC shall be made by bank wire transfer in immediately available funds to an account designated by GCC. All payments hereunder shall be made in U.S. Dollars. When conversion of payments from any currency other than U.S. Dollars is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition, during the calendar quarter in which the applicable sales were made.

3.5 Records; Inspection. Artiva shall, and shall cause its Affiliates and Sublicensees to, keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for [***] years following the end of the calendar year to which they pertain. Such records shall be open for inspection during such period by independent accountants, solely for the purpose of verifying payment statements hereunder for a period covering not more than [***] months prior to the date of request; provided that no period shall be subject to inspection under this section more than once and inspections with respect to payments on a Product under this Agreement shall be done concurrently with respect to payments on the same Product under the Option Agreement to avoid duplication. Such inspections shall be made no more than once each calendar year, on reasonable notice during normal business hours. The independent accountants will execute a reasonable written confidentiality agreement with Artiva and will disclose to GCC only such information as is reasonably necessary to provide GCC with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to Artiva at the same time it is sent to GCC. The report sent to both Parties will include the methodology and calculations used to determine the results. Any unpaid amounts that are discovered shall be paid together with interest of [***] per annum promptly by Artiva. Inspections conducted under this Section 3.5 shall be at the expense of GCC, unless the inspection discloses an underpayment by Artiva of [***] or more of the amount due for any period covered by the inspection, whereupon all costs relating to the inspection for such period shall be paid promptly by Artiva. If the inspection discloses an overpayment by Artiva, then Artiva will deduct the amount of such overpayment from amounts otherwise owed to GCC under this Agreement, unless no further payments are due hereunder, in which case the amount of such overpayment shall be refunded by GCC to Artiva.

3.6 Income Tax Withholding. Except as otherwise provided herein, GCC will pay any and all taxes levied on account of any payments made to it under this Agreement. GCC shall be responsible for any transfer, documentary, sales use, stamp, registration, value added or other similar tax (“Transfer Tax”) that is imposed with respect to the payments or the related transfer of rights or other property pursuant to the terms of this Agreement. If any taxes are required to be withheld by Artiva from any payment made to GCC under this Agreement (“Withholding Taxes”), Artiva shall (a) deduct such Withholding Taxes from the payment made to GCC, (b) timely pay the Withholding Taxes to the proper taxing authority, and (c) send proof of payment to GCC and certify its receipt by the taxing authority within [***] days following such payment and all such Withholding Taxes shall be treated for all purposes under this Agreement as having been paid to GCC. To extent Artiva fails to withhold Withholding Taxes from, or apply and pay Transfer Taxes with respect to, any payment to GCC and it is determined that Artiva should have withheld Withholding Taxes or applied and paid Transfer Taxes, GCC agrees to indemnify and/or reimburse Artiva for any Withholding Taxes or Transfer Taxes.

3.7 Tax Documentation. GCC has provided a properly completed and duly executed IRS Form W-8BEN-E to Artiva. Prior to the receipt of any payment under this Agreement, GCC (and any other recipient of payments by Artiva under this Agreement) shall, to the extent it is legally permitted to, provide to Artiva, at the time or times reasonably requested by Artiva or as required by applicable Law, such properly completed and duly executed IRS Forms W-8 or W-9 claiming the benefits of an applicable tax treaty in the case of IRS Form W-8BEN-E. Such tax forms will, if applicable and legally permissible, claim the benefits of an applicable tax treaty to permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes.

3.8 Diligence. Artiva shall use Commercially Reasonable Efforts to file an IND for a Product with the FDA within [***] days after delivery of the Notice to Practice to GCC unless otherwise mutually agreed to by the Parties.

4.	DEVELOPMENT OUTSIDE THE TERRITORY

4.1 Development of Product by GCC. In accordance with the provisions of Section 2.3 of the Option Agreement and Section 2.3 of this Agreement, GCC reserves and has sole right and responsibility, and ultimate decision-making authority, at its sole cost and expense, for conducting or having conducted development activities (including preclinical toxicology studies), regulatory activities (including, without limitation, filing for and obtaining Regulatory Approval, as applicable), manufacturing activities and commercialization activities outside the Territory with respect to the Product. Without limiting such rights of GCC, GCC agrees that it will conduct certain research and development activities in accordance with the provisions of this Article 4.

4.2 Development Plan.

(a) Development Plan for GCC. GCC shall propose, and the Parties shall discuss and mutually agree on, a written development plan for the Preclinical Studies and Korean Phase 1a/1b Trial to be performed by GCC (as may be amended, the “Development Plan”). The Development Plan shall set forth (without limitation) for the Product: non-clinical study designs, vendors to be used for the Development Plan activities, details of process development and manufacture of the Product, Product manufacturing plan and the Korean Phase 1a/1b Trial design in synopsis form. In the Development Plan, the Parties shall mutually agree on the scope of results expected to be reported from the Korean Phase 1a/1b Trial (e.g., number of patients, patient characteristics, median follow-up time), and prior to commencing the Korean Phase 1a/1b Trial, the Parties shall mutually agree on the form and contents of the Clinical PoC Data Package that will be shared with Artiva.

(b) Amendment of Development Plan. The draft Development Plan that is mutually agreed upon by the Parties is attached hereto as Exhibit 4.1(b), and the JDC shall review and approve an initial Development Plan based on such draft at its first meeting after the Effective Date. The JDC shall regularly review the Development Plan and the progress of activities being conducted under the Development Plan. In the event of any inconsistency between the Development Plan and this Agreement, the terms of this Agreement shall prevail.

(c) Budget. Prior to commencing the Preclinical Studies and Korean Phase 1a/1b Trial, the Parties shall mutually agree on the budget for the Preclinical Studies (the “Preclinical Development Costs”) and the Korean Phase 1a/1b Trial (the “Korean Phase 1a/1b Development Costs”, and together with the Preclinical Development Costs, the “Development Costs”)), which shall be included in the Development Plan. GCC shall pay all costs for such trial, provided, however, that Artiva shall pay the Development Cost Share upon achievement of the applicable milestone event in accordance with Section 3.3(a).

4.3 Development Plan Activities.

(a) Development Plan Activities. GCC shall have the right to conduct preclinical, IND-enabling studies and CMC Activities for the Product (the “Preclinical Studies”) and the first-in-human (FIH) clinical trial of the Product in the Republic of Korea (the “Korean Phase 1a/1b Trial”) in accordance with the Development Plan. Subject to the terms and conditions of this Agreement and the oversight of the JDC, GCC shall conduct the activities under the Development Plan in accordance with the Development Plan, including the timelines specified therein, and in a good scientific manner and in compliance with all Applicable Laws. Artiva shall not make, use, or sell the Product for purposes of clinical development until Artiva delivers the Notice to Practice to GCC and makes the initial payment as required under Section 3.1, after which Artiva shall be free to practice the Product License in all respects.

(b) Development Costs.

(i) GCC shall solely be responsible for all Development Costs, provided, however, Artiva shall pay the Development Cost Share upon achievement of the applicable milestone event in accordance with Section 3.3(a). Within [***] days after the end of each Calendar Quarter, GCC shall provide to Artiva a written report of the Development Costs incurred with respect to the performance of the Development Plan and the Korean Phase 1a/1b Trial. If requested by Artiva, GCC will promptly provide invoices or other supporting documentation in sufficient detail to permit Artiva to confirm the accuracy of the reported costs incurred.

(ii) To the extent Artiva incurs Direct Costs on behalf of GCC in accordance with the Development Plan, Artiva shall submit invoices and other supporting documentation in support thereof to GCC and GCC shall reimburse Artiva for such costs in full within [***] days of such submission; provided that such reimbursed costs shall be deemed to form part of the Direct Costs incurred and paid by GCC (to the extent applicable under the definition of the Direct Costs) and shall be taken into account as part of determining the Development Cost Share payable upon achievement of the applicable milestone event in accordance with Section 3.3(a).

(iii) The Parties shall agree in writing on the calculation of the Development Cost Share for purposes of the milestone payment in accordance with Section 3.3(a). GCC shall keep and maintain complete and accurate books and records pertaining to the Development Costs and shall be subject to inspection rights with respect thereto, in each case akin to those applied to Artiva in Section 3.5, applied mutatis mutandis.

(c) Development Records. GCC shall maintain complete, current, and accurate records (in the form of technical notebooks or electronic files) of all development activities conducted by it under the Development Plan and all information resulting from such work, including, for clarity, all clinical data from the Korean Phase 1a/1b Trial (such clinical data, the “Korean Clinical Data”), SOPs and vendors involved in the Korean Phase 1a/1b Trial (collectively with Korean Clinical Data, and including all data, information and results in such records, the “Development Records”). GCC shall ensure that such records fully and properly reflect all development activities performed and results achieved therefrom in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. GCC shall permit Artiva to review and copy such records at reasonable times during normal business hours and to obtain access to originals of such records if needed for patent or regulatory purposes or for other legal proceedings subject to Section 4.4(b). Upon reasonable request, GCC shall provide the JDC with copies of such records detailing its development activities and the results of such activities.

(d) Development Reports and Updates. At each regularly scheduled JDC meeting, GCC shall provide the JDC with regular reports detailing its development activities under the Development Plan and the results of such activities. The Parties shall discuss the status, progress, and results of development activities under the Development Plan at such JDC meetings. GCC shall respond in a timely fashion to any reasonable requests of Artiva for additional information as may be readily available to GCC related to such reports provided to the JDC. In addition to the foregoing reports and meetings with the JDC, GCC shall promptly provide Artiva with any material updates on development activities under the Development Plan.

4.4 The Korean Phase 1a/1b Trial.

(a) Conduct. GCC shall (i) act as the sponsor of the Korean Phase 1a/1b Trial, and (ii) manage and be primarily responsible for the conduct of the applicable Korean Phase 1a/1b Trial, including (A) managing the operations of the Korean Phase 1a/1b Trial in accordance with the applicable Protocol, including overseeing compliance by any subcontractor (including clinical research organizations) engaged by GCC for the Korean Phase 1a/1b Trial; and (B) ensuring that all agreements with Third Party subcontractors and clinical trial sites (1) are consistent with the relevant terms of this Agreement, including confidentiality and intellectual property provisions consistent with those set forth in this Agreement, and (2) permit the Parties to audit trial sites for quality assurance and to inspect and copy all data, documentation and work products relating to the Korean Phase 1a/1b Trial. GCC shall conduct the Korean Phase 1a/1b Trial in accordance with a protocol (the “Protocol”) to be drafted by GCC and approved by the JDC. Amendments to the Protocol and all other aspects of the Korean Phase 1a/1b Trial shall be subject to approval of the JDC or by written agreement of the Parties.

(b) Ownership of Development Records. GCC shall solely and exclusively own all Development Records. Contingent and effective upon (1) Artiva serving the Notice to Practice and making the initial payment as set forth in Section 3.1, and (2) Artiva paying the Development Cost Share upon achievement of Milestone 1 as set forth in Section 3.3(a), GCC hereby assigns to Artiva a joint interest to the Development Records such that GCC and Artiva shall jointly own the Development Records. Whilst GCC solely owns the Development Records, GCC hereby grants to Artiva a limited right to use and right of reference such Development Records solely for the purposes of preparing and filing the IND for a Product. GCC shall maintain all Development Records in its database and shall promptly grant access or provide copies to such Development Records to Artiva in accordance with Section 4.3(c). Following delivery of the Notice to Practice, Artiva shall own, and shall be solely responsible for maintaining, the global safety database for the Product, and shall be responsible for the safety reporting for the Product to the applicable Regulatory Authority in the Territory. The Development Records shall be the Confidential Information of both Parties, provided that if the Agreement is terminated prior to GCC’s foregoing assignment to Artiva of a joint interest to the Development Records, the Development Records shall thereafter be the Confidential Information of GCC only, and not of Artiva.

(c) Provision of Korean Clinical Data; Final Report. GCC shall promptly provide Artiva with (a) periodic status reports on the Korean Phase 1a/1b Trial recruitment and other metrics consistent with GCC’s internal reporting for clinical trials and development activities, and unexpected events that may have an adverse effect on safety and recruitment, (b) supporting documentation for the Korean Phase 1a/1b Trial (e.g., CRFs, analysis plans), (c) preliminary and final Korean Clinical Data, and interim, preliminary and final results and reports from the Korean Phase 1a/1b Trial, (d) output from advisory committees and investigator meetings and (e) any and all such documentation generated by or on behalf of GCC or its Affiliate from its development activities under this Agreement as such documentation could reasonably be deemed to affect the development of the Product, which the Parties shall agree in further detail through a data sharing agreement. Upon the locking of the database that contains the data generated in the Korean Phase 1a/1b Trial so that such database is ready for analysis, GCC shall provide Artiva with an electronic draft of the final report summarizing all Korean Clinical Data with respect to the Korean Phase 1a/1b Trial. Artiva shall have the right to provide its comments to such draft report within [***] of Artiva’s receipt thereof. If Artiva does not provide comments within such [***] period, then Artiva shall be deemed to have accepted such draft report. GCC shall consider in good faith any comments provided by Artiva on the draft report and shall provide Artiva the final version of the final report promptly following its completion.

(d) Use of Unpublished Clinical Data. Neither Party shall disclose any unpublished Korean Clinical Data and other documentation prepared specifically for use in connection with the Korean Phase 1a/1b Trial to any Third Party, except that a Party may disclose such portion of the unpublished Korean Clinical Data to the extent such disclosure is reasonably necessary in the following situations:

(i) to the extent the Parties agree to such disclosure;

(ii) in the case of GCC, to the extent such disclosure is required to clinical sites in accordance with the applicable clinical trial agreements for the Korean Phase 1a/1b Trial;

(iii) in the case of GCC, to the extent such disclosure is required to comply with Applicable Laws or is in connection with Regulatory Materials or communications with Regulatory Authorities in the Republic of Korea regarding the Product or the Korean Phase 1a/1b Trial;

(iv) to the extent such disclosure is required to Regulatory Authorities in compliance with a Party’s policies and procedures relating to pharmacovigilance and adverse event reporting for the Product; or

(v) to the extent such disclosure is expressly permitted under Section 9.3 of the Option Agreement, provided that the Parties shall mutually agree on any disclosures of Korean Clinical Data for filing or prosecuting Patents in accordance with Section 5.2.

5.	INTELLECTUAL PROPERTY

5.1 Ownership. All Information, discoveries and inventions (patentable or not) generated, conceived or reduced to practice in the performance of the research, development, commercialization or other activities contemplated by this Agreement, including all intellectual property rights therein, shall be as follows: (a) Artiva shall own all Information, discoveries and inventions made solely by employees, agents or independent contractors of Artiva and all intellectual property rights therein, (b) GCC shall own all Information, discoveries and inventions made solely by employees, agents or independent contractors of GCC and all intellectual property rights therein, and (c) the Parties shall jointly own all Information, discoveries and inventions made jointly by employees, agents or independent contractors of each Party (“Additional Joint Inventions”) and all intellectual property rights therein; provided, however, ownership to the Development Records shall be governed by the provisions of Section 4.3(b). All Patents claiming Joint Inventions shall be referred to herein as “Additional Joint Patents”. Subject to the rights and licenses granted under this Agreement, including the obligations in Section 3.2, any other Selected Product License Agreement and the Option Agreement, each Party shall be entitled to practice, grant licenses to, assign and exploit the Additional Joint Inventions and Additional Joint Patents without the duty of accounting or seeking consent from the other Party within the Party’s respective territory.

5.2 Patent Prosecution.

(a) Product Patents. Artiva shall have the first right, but not the obligation, at Artiva’s expense, to control the preparation, filing, prosecution (including any interferences, re-issue proceedings and re-examinations) and maintenance of the Product Patents in the Territory. Artiva shall keep GCC reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Product Patents in the Territory, including the countries in the Territory in which it intends to file, maintain or abandon a given Product Patent. Artiva will notify GCC of all warning letters, conflict proceedings, re-examinations, re-issuance, oppositions, revocation proceedings or any other material challenge relating to a given Product Patent in the Territory. Artiva will consult with, and consider in good faith the requests and suggestions of, GCC with respect to strategies for filing and prosecuting such Product Patents in the Territory. In the event that Artiva desires to abandon or cease prosecution or maintenance of any Product Patent in the Territory, Artiva shall provide reasonable prior written notice to GCC of such intention (which notice shall, in any event, be given no later than [***] days prior to the next deadline for any action that may be taken with respect to such Product Patent in the Territory with the applicable patent office), and upon GCC’s written election provided no later than [***] days after such notice from Artiva, Artiva shall continue prosecution or maintenance of such Product Patent at GCC’s direction and expense. If GCC does not provide such election within [***] days after such notice from Artiva, Artiva may continue prosecution and maintenance of such Product Patent in the Territory or discontinue prosecution and maintenance of such Product Patent in the Territory. GCC shall have the sole right, but not the obligation, at GCC’s expense, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the Product Patents outside the Territory. GCC shall keep Artiva reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Product Patents outside the Territory to the extent such activities could affect the Product Patents in the Territory.

(b) Additional Joint Patents. Additional Joint Patents shall be governed by Section 5.2(a).

(c) Cooperation. Promptly following the Effective Date, (but no less than [***] days before any statutory bar date), GCC will transfer to Artiva all Information concerning the Product Patents in the Territory. GCC shall cooperate with Artiva and shall execute any power of attorney or similar document, in each case to the extent reasonably required to allow Artiva to assume the preparation, filing, prosecution and maintenance in the Territory of the Product Patents in Artiva’s name. Artiva shall cooperate with GCC, in each case to the extent reasonably required to allow GCC to assume the preparation, filing, prosecution and maintenance, of any Patent abandoned by Artiva pursuant to Section 5.2(a).

5.3 Patent Enforcement.

(a) Notification. If either Party becomes aware of any existing or threatened infringement of the Product Patents, Additional Joint Patents or Product Technology related to any Existing Third Party Agreements, or the filing of a BLA by a Third Party for a product that names a Product as a reference product (or similar filing in a country other than the U.S.), it shall promptly notify the other Party in writing to that effect, and the Parties will consult with each other regarding any actions to be taken with respect to such infringement.

(b) Right to Enforce. Artiva shall have the first right, but shall not be obligated, to bring and control an infringement action with respect to any Product Patent or Additional Joint Patent in the Territory against any person or entity, at Artiva’s sole cost and expense. If Artiva does not bring such an action with respect to a Product Patent or Additional Joint Patent in the Territory (or settle or otherwise secure the abatement of such infringement) prior to the earlier of: (i) [***] days following Artiva’s receipt or delivery of the notice under Section 5.3(a), or (ii) [***] days before the deadline, if any, set forth in the applicable Laws for the filing of such actions, GCC shall have the right to bring and control any such action, at its own expense and by counsel of its own choice.

(c) Cooperation. Each Party shall cooperate fully with the enforcing Party in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party. Neither Party shall have the right to settle any patent infringement litigation under this Section 5.3 in a manner that diminishes the rights or interests of the other Party without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed.

(d) Expenses and Recoveries. The enforcing Party bringing a claim, suit or action under this Section 5.3 shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages in such claim, suit or action, except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, and any remaining amounts shall be shared as follows: [***].

(e) Enforcement Outside the Territory. GCC shall have the sole right, but shall not be obligated, to bring and control an infringement action with respect to any Product Patent or Additional Joint Patent outside the Territory against any person or entity, at GCC’s sole cost and expense. GCC shall keep Artiva reasonably informed of the enforcement of Product Patents or Additional Joint Patents outside the Territory to the extent such activities could affect the Product Patents or Additional Joint Patents in the Territory.

5.4 Patent Oppositions and Other Proceedings.

(a) In the Territory. If a Product Patent or Additional Joint Patent in the Territory becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof, then Artiva shall have the first right, but not the obligation, to control such defense at its own expense using counsel of its own choice. If Artiva decides that it does not wish to defend against such action, it shall notify GCC reasonably in advance of all applicable deadlines, and GCC shall thereafter have the right, but not the obligation, to assume defense of such action at its own expense.

(b) The Party controlling any defense under Section 5.4(a) shall permit the non-controlling Party to participate in the proceedings to the extent permissible under applicable Laws and to be represented by its own counsel at the non-controlling Party’s expense. Notwithstanding any of the foregoing, the Party controlling any enforcement action pursuant to Section 5.3 shall also have the sole right to control the response to any attack on the validity, title, or enforceability of a Patent that is asserted by the alleged infringer(s) as a counterclaim or affirmative defense in such action. Neither Party shall have the right to settle any proceeding under this Section 5.4 in a manner that diminishes the rights or interests of the other Party without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed.

(c) Outside the Territory. GCC shall have the sole right, but shall not be obligated, to control any opposition, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability of any Product Patent or Additional Joint Patent outside the Territory, at GCC’s own expense using counsel of its own choice. GCC shall keep Artiva reasonably informed of any such defense of Product Patents or Additional Joint Patents outside the Territory to the extent such activities could affect the Product Patents or Additional Joint Patents in the Territory.

5.5 Patent Marking. Artiva shall mark Product (or when the character of the product precludes marking, the package containing any such Product) marketed and sold by Artiva or its Affiliates or Sublicensees in accordance with all applicable Laws relating to patent marking.

5.6 Infringement of Third Party Rights. If any Product used or sold by Artiva or its Affiliates or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent, each Party shall promptly notify the other Party. Neither Party shall have the right to settle any patent infringement litigation under this Section 5.6 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

6.	TERM AND TERMINATION

6.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 6, shall remain in effect until the expiration of the last Product Royalty Term in the Territory (the “Term”).

6.2 Termination for Material Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within sixty (60) days from the date of such notice (or within thirty (30) days from the date of such notice in the event such material breach is solely based on the breaching Party’s failure to pay any amounts due hereunder); provided, however, in the case of a breach or violation that cannot be cured within such sixty (60) day period, the non-breaching Party may terminate this Agreement following such sixty (60) day period only if the breaching Party shall have failed to commence substantial remedial actions within such sixty (60) day period and to use reasonable efforts to pursue the same. Any right to terminate under this Section 6.2 shall be stayed and the cure period tolled in the event that, during any cure period, the breaching Party shall have initiated dispute resolution in accordance with Article 13 of the Option Agreement with respect to the alleged breach, which stay and tolling shall last so long as the breaching Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings. Each Party shall be entitled to offset, against amounts payable to the other Party under this Agreement, any amounts of damages determined, in a final decision by the applicable court action or other legal proceeding, to be owed to such Party by the other Party based on the other Party’s material breach of this Agreement.

6.3 Termination Upon Insolvency. Either Party may terminate this Agreement upon written notice to the other Party, if, at any time, the other Party (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within ninety (90) days after the filing thereof, or (c) makes an assignment of the assets associated with this Agreement for the benefit of its creditors.

6.4 Termination by Artiva or GCC.

(a) Artiva may terminate this Agreement in its entirety without cause upon ninety (90) days prior written notice to GCC.

(b) GCC may terminate this Agreement in its entirety with sixty (60) days’ notice if Artiva does not deliver the Notice to Practice within ninety (90) days of receipt of the final report from GCC summarizing all Korean Data.

6.5 Effects of Expiration or Termination of this Agreement. Upon any expiration or termination of this Agreement, all rights and obligations of the Parties shall terminate entirely, except as provided in this Section 6.5 and Section 6.7 and the sections referenced therein and:

(a) Termination of License to Artiva. All rights and licenses granted to Artiva hereunder shall terminate and the licenses shall revert to GCC, except for any and all licenses that survive expiration or termination in accordance with the last sentence of Section 3.2(b); provided that if this Agreement is terminated by GCC pursuant to Section 6.2 or 6.3, any sublicense granted to a Sublicensee that is not in breach under the applicable sublicense (and whose actions or omissions did not result in a breach by Artiva giving rise to GCC’s right of termination) will continue as a direct license from GCC so long as the Sublicensee makes all payments to GCC required under Section 3.2 and Section 3.3.

(b) Remaining Inventories. Artiva or its Affiliates, to the extent that such parties continue to have stocks of usable Products that would be subject to payment of Product Royalties pursuant to Section 3.2, may continue to fulfill orders received for Products until [***] months following the date of termination. For Products sold by Artiva or its Affiliates after the effective date of a termination, Artiva shall continue to pay Product Royalties and Sales Milestone Payments pursuant to Section 3.2 and Section 3.3, as applicable.

(c) Additional Effects of Termination. Upon any termination of this Agreement, except termination of this Agreement by Artiva under Section 6.2,effective as of such termination, Artiva shall promptly (A) assign and transfer (or cause to be assigned and transferred) to GCC or its designee (and provide copies of) all Regulatory Materials and Regulatory Approvals held in the name of Artiva, or any Affiliate it controls (within the meaning of Section 1.1 of the Option Agreement), relating to any Product, including related correspondence with Regulatory Authorities and (B) disclose to GCC, and grant to GCC a Right of Reference and Use (as that term is defined in 21 C.F.R. § 314.3(b) or any non-United States equivalent) with respect to, all pre-clinical and clinical data, including pharmacology and biology data, in Artiva’s or its applicable controlled Affiliates’ Control with respect to any Product.

6.6 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

6.7 Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration (including any rights or obligations with respect to payments due and owing prior to the date of termination or expiration). Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Articles 1, 5 and 9 and Sections 2.5, 3.2(b) (final sentence only), 3.5 (for the term stated therein), 4.3(b), 6.5, 6.6, 6.7, 6.8, 7.5, 8.1, 8.2 and 8.3 (for [***] years), as well as Article 1 (Definitions) to the extent necessary to give meaning to terms defined therein, Articles 9 and 13 and Sections 14.2 through Section 14.11 of the Option Agreement as applied to this Agreement pursuant to Section 9.2.

6.8 Rights under Bankruptcy or Insolvency Laws. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the provisions of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the provisions of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered pursuant to clause (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

7.	REPRESENTATIONS AND WARRANTIES AND COVENANTS

7.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.

(b) Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflicts. The execution and delivery of this Agreement, and the performance by such Party of its obligations under this Agreement, including the grant of rights and licenses to the other Party pursuant to this Agreement, does not and will not: (i) conflict with, nor result in any violation of or default under, any instrument, judgment, order, writ, decree, contract or provision to which such Party is bound; (ii) give rise to the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (iii) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party.

7.2 GCC Representations and Warranties. GCC represents and warrants to Artiva as of the Effective Date that:

(a) GCC is the sole and exclusive owner of the Patents set forth on Exhibit 1.15, in each case free and clear of all liens, and GCC has the right to grant the licenses, sublicenses and other rights with respect to the Product Patents that it purports to grant hereunder. Exhibit 1.15 is a true and complete list of all Patents Controlled by GCC or any GCC Subsidiary as of the Effective Date that relate specifically to a Product or its manufacture or use (other than any GCC Core Patents). All official fees, maintenance fees and annuities for the Product Patents have been paid through the Effective Date.

(b) All issued Product Patents are in full force and effect and subsisting, and inventorship of each Patent is properly identified on such Patents. No Third Party has asserted in writing that any issued Product Patent is invalid or unenforceable. None of the Product Patents is currently involved in any interference, reissue, reexamination, or opposition proceeding, and no such proceeding is threatened to the Knowledge of GCC. GCC has taken reasonable security measures consistent with industry standard practices, including measures against unauthorized disclosure, to protect the secrecy and confidentiality of trade secrets within the Product Know-How. GCC and GCC Subsidiaries have complied with all duties of candor required by applicable Governmental Authorities in the prosecution by GCC or any GCC Subsidiaries of any rights in the Product Technology.

(c) GCC (i) has provided Artiva a true and complete copy of the Existing Third Party Agreements, including any amendments thereto, and the Existing Third Party Agreements are in full force and effect in accordance with its terms; and (ii) is in compliance in all material respects with its obligations under the Existing Third Party Agreements and, to GCC’s knowledge, (A) the other parties to the Existing Third Party Agreements have not breached the Existing Third Party Agreements in any material respect, and (B) there is no basis for termination of the Existing Third Party Agreements;

(d) To GCC’s Knowledge, there are no activities by Third Parties that would constitute an infringement of the Product Patents or misappropriation of the Product Know-How.

(e) Neither GCC nor any GCC Subsidiary has received any written notice from any person, or have Knowledge of, any actual or threatened claim or assertion that the use or practice of the Product Technology infringes or misappropriates the intellectual property rights of a Third Party.

(f) There are no actual, pending, or alleged or threatened in writing, adverse actions, suits, claims, interferences or formal governmental investigations by or against GCC or any GCC Subsidiary in or before any court or Governmental Authority involving Product Technology.

(g) GCC and GCC Subsidiaries have complied in all material respects with all applicable Laws, including all good clinical practices, good laboratory practices and good manufacturing practices, permits, governmental licenses, registrations, approvals, authorizations, orders, injunctions and decrees, in the research, development, manufacture and use of any Product, and neither GCC nor any GCC Subsidiary has received any written notice from any Governmental Authority claiming that any such activities as conducted by it are not in such compliance.

(h) All of GCC’s and GCC Subsidiaries’ employees acting on its behalf who have performed research, development, manufacturing or regulatory activities with respect to any Product are and will be obligated under a binding written agreement to comply with obligations of confidentiality and non-use no less restrictive than those set forth in Article 9 of the Option Agreement.

7.3 Covenants. Each Party covenants to the other Party as follows:

(a) No Debarment. Neither such Party, nor, in the case of GCC, its GCC Subsidiaries, is debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable applicable Laws in the Territory and, in the course of development, manufacturing or other activities relating to any Product, neither Party, nor, in the case of GCC, its GCC Subsidiaries, has used or shall use any employee, consultant or subcontractor who has been debarred or disqualified or, to such Party’s Knowledge, is the subject of debarment or disqualification proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its or its subsidiaries’ employees, consultants or subcontractors involved in any development, manufacturing or other activities relating to any Product has been debarred or disqualified or is the subject of debarment or disqualification proceedings by any Regulatory Authority.

(b) Compliance. Both Parties and their respective Affiliates shall comply in all material respects with all applicable Laws in the development, manufacture and commercialization of any Product, in each case, to the extent applicable, including the statutes, regulations and written directives of the FDA, the EMA and any other Regulatory Authorities, the Federal Food, Drug & Cosmetic Act, as amended, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. § 1320a-7b(f), and the Foreign Corrupt Practices Act of 1977, each as may be amended from time to time.

(c) Employees and Subcontractors. During the Term, all employees and subcontractors of a Party or its Affiliates performing research, development, commercialization or other activities contemplated hereunder on behalf of such Party or its Affiliates shall be obligated to undertake in writing obligations of ownership of Information, discoveries and inventions which are the same as those undertaken by the Parties pursuant to Section 5.1.

7.4 Additional GCC Covenant. GCC hereby covenants to Artiva that during the Term, GCC shall not amend, modify or terminate any of the Existing Third Party Agreements in a manner that could affect Artiva, except with Artiva’s prior written consent.

7.5 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

8.	INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1 Indemnification.

(a) Indemnification by Artiva. Artiva shall defend, indemnify, and hold GCC and its Affiliates and their respective officers, directors, employees, and agents (the “GCC Indemnitees”) harmless from and against any and all damages or other amounts payable by such GCC Indemnitees, including any reasonable attorneys’ fees, taxes (including penalties and interest), and costs of litigation incurred by, such GCC Indemnitees, to the extent resulting from claims, suits, proceedings, or causes of action brought by any Third Party (“Claims”) against such GCC Indemnitees that arise from or are based on: (i) the development, manufacture or commercialization of any Product in the Territory, or performance of the CMC Activities, by or on behalf of Artiva or its Affiliates or Sublicensees (excluding in all cases GCC or its Affiliates); (ii) the breach of any of Artiva’s obligations under this Agreement, including Artiva’s representations, warranties or covenants set forth herein; (iii) the use or application of a Third Party License in the development, manufacture, commercialization or other disposal of any Product in the Territory; or (iv) the willful misconduct or negligent acts of Artiva or any of its Affiliates or Sublicensees or any of its or their respective officers, directors, employees or agents. The foregoing indemnity obligation shall not apply to the extent to the extent that any of the Claims arises from, is based on, or results from any activity described in Section 8.1(b)(i), (ii) or (iii) for which GCC is obligated to indemnify the Artiva Indemnitees under Section 8.1(b).

(b) Indemnification by GCC. GCC shall defend, indemnify, and hold Artiva and its Affiliates and their respective officers, directors, employees, and agents (the “Artiva Indemnitees”) harmless from and against any and all damages or other amounts payable by such GCC Indemnitees, including any reasonable attorneys’ fees, taxes (including penalties and interest), and costs of litigation incurred by such Artiva Indemnitees, to the extent resulting from Claims against such Artiva Indemnitees that arise from or are based on: (i) activities of, or on behalf of GCC or GCC Subsidiaries, licensee or sublicensees (other than Artiva and its Affiliates and Sublicensees) for the development, manufacture or commercialization of any Product, that give rise to a Third Party claim against an Artiva Indemnitee; (ii) the breach of any of GCC’s obligations under this Agreement, including GCC’s representations, warranties or covenants set forth herein; or (iii) the willful misconduct or negligent acts of GCC or any of GCC Subsidiaries or any of its or their respective officers, directors, employees or agents. The foregoing indemnity obligation shall not apply to the extent to the extent that any of the Claims arises from, is based on, or results from any activity set forth in Section 8.1(a)(i), (ii), (iii), or (iv) for which Artiva is obligated to indemnify the GCC Indemnitees under Section 8.1(a).

(c) Indemnification Procedures. The Party seeking indemnification (individually, the “Indemnified Party”), shall promptly notify the other Party (the “Indemnifying Party”) in writing of the Claim. Such Claim for indemnity shall indicate the nature of the Claim and the basis therefor. Promptly after a Claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Claim, provided that (i) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense, (ii) the Indemnifying Party will conduct the defense of any such Claim with due regard for the business interests and potential related liabilities of the Indemnified Party, and (iii) the Indemnifying Party will not agree to any settlement that would admit liability on the part of the Indemnified Party or involve relief other than payment of money, without the approval of the Indemnified Party, not to be unreasonably withheld; and provided, further, that if it is reasonably likely that the Parties may have conflicting interests or if it is otherwise not advisable under applicable legal and ethical requirements for the Indemnifying Party’s defense counsel to represent both Parties, separate independent counsel shall be retained for each Party at its own expense. The Indemnifying Party will not, in defense of any such Claim, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party.

8.2 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 8.2 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 8.1 OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9 OF THE OPTION AGREEMENT AS APPLIED TO THIS AGREEMENT.

8.3 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least [***] days prior to the cancellation, non-renewal or material changes in such insurance. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 8.

9.	MISCELLANEOUS

9.1 Entire Agreement; Amendments. This Agreement, including the Exhibits hereto, any other Selected Product License Agreements and the Option Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

9.2 Inclusion of Certain Terms of the Option Agreement. Save for the extent of modification or amendment effected by this Agreement, the following terms of the Option Agreement are incorporated herein mutatis mutandis with respect to this Agreement and will continue to apply to this Agreement even if the Option Agreement expires or terminates: Article 1 (Definitions) to the extent necessary to give meaning to terms defined therein, Article 7 (Development), Article 9 (Confidentiality), Article 13 (Dispute Resolution) (except for Section 13.5), Section 14.2 (Force Majeure), Section 14.3 (Notices), Section 14.4 (Assignment), Section 14.5 (Performance by Affiliates), Section 14.6 (Further Actions), Section 14.7 (Severability), Section 14.8 (No Waiver), Section 14.9 (Independent Contractors), Section 14.10 (Governing Law) and Section 14.11 (Construction of this Agreement).

9.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which shall be binding when sent.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

ARTIVA BIOTHERAPEUTICS, INC.		GC CELL CORPORATION

By:	/s/ Fred Aslan	By:	/s/ James Park

Title: CEO		Title: Chief Executive Officer

Date: 12/19/2022		Date: 12.22.2022

Exhibit 1.13

Product

Product	Description

AB-205	• [***] • [***]

Exhibit 1.15

Product Patents

Title of IP	Filing No. (Date of filing)	Registration No. (Date of Registration)	Applicant
[***]	[***]	—	[***]

Exhibit 4.1(b)

Draft Development Plan

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